                                                                   Exhibit 10.23

April 19, 2002


Mr. Bruce Horn

OFFER OF EMPLOYMENT


Dear Bruce:

Avanex is pleased to confirm our offer of employment for the position of Chief Financial Officer. This is an exempt position of considerable responsibility, integral to our continued business development and success.

The specifics of this offer are as follows:

Start Date: Your employment will commence immediately upon the closing of the transaction under which Oplink Communications, Inc. ("Oplink") will become a wholly owned subsidiary of Avanex (the "Merger"). Until that time, you will remain an employee of Oplink. If the Merger does not actually occur, you will not become an employee of Avanex and you will not be entitled to the benefits and compensation described in this letter.

Work Location: Your primary place of work will be our headquarters offices in Fremont, CA. You also will be expected to travel for business reasons from time to time as befits your position at Avanex. Avanex will reimburse costs of such travel in accordance with its standard policies in effect at the time.

Reporting:  You will report to Avanex's Chief Executive Officer.

Compensation: You will be compensated at a bi-weekly rate of $8,654.00, paid every other Friday, in accordance with Avanex's normal payroll procedures. (This represents an equivalent annual rate of pay of $225,000.00.)

Stock Options: As you know, as part of the Merger, Avanex will assume your Oplink stock options that remain outstanding on the closing of the Merger. Avanex and Oplink will arrange for vesting of your unexpired, unvested Oplink stock options as follows.

Offer of Employment
05/23/02
Page 2

     1. With respect to any Oplink options that were granted to you within 12 months before the closing of the Merger, upon the Merger you will be entitled to immediate vesting of a fraction of the shares covered by each such option. The fraction will equal the number of whole months since the grant of the respective options, divided by 48.

     2. With respect to any Oplink options that were granted to you more than 12 months before the closing of the Merger and any options which remain unvested after application of the preceding paragraph, upon the Merger you will be entitled to immediate vesting of 50% of the unvested shares covered by each such option. The 50% accelerated vesting will apply to each tranche of unvested shares. The remaining 50% of each tranche will continue to vest at the same percentage rate in accordance with the original vesting schedule (but of course will represent an adjusted number of Avanex shares, as provided in the Merger agreement).

As an executive of Avanex, you will be eligible to be granted options to purchase shares of common stock of Avanex pursuant to the Company's 1998 Stock Plan. The terms and conditions of any such options will be determined in the discretion of Avanex's Board of Directors as provided in the 1998 Stock Plan. However, the acceleration of vesting and post-termination of employment periods of exercisability of any such options will be substantially comparable to those that are contained in the standard form of option agreement generally applicable to Avanex's other senior executives.

Benefits: As an executive of Avanex, you will be eligible to participate in the company's Employee Benefits Program, the details of which will be described at your orientation meeting with Human Resources. Avanex reserves the right to cancel or change its benefit plans and programs at any time and for any reason, but your participation in the plans as they exist from time to time will be on the same terms and conditions as other executives of Avanex.

In addition, you will be entitled to participate in any severance and/or retention plan for executive officers that Avanex adopts in connection with the Merger or otherwise. Your participation will be at a level commensurate with your position as CFO. If you terminate employment and qualify for benefits under any such program, then to the extent you are entitled to accelerated vesting of options, the accelerated vesting also will apply to any then unexpired options that were granted to you by Oplink and assumed by Avanex.

If your employment with Avanex is terminated as the result of an involuntary termination or by Avanex other than for cause, any then unexpired, unvested options that were granted to you by Oplink and assumed by Avanex will immediately vest and you will have up to twenty-four (24)

Offer of Employment
05/23/02
Page 3

months to exercise any then unexpired options that were granted to you by Oplink and assumed by Avanex. (However, in no event may you exercise your options after the term/expiration date of your option.) Notwithstanding anything to the contrary, your options will be assumed by (or a substitute option provided by) any successor company if any option held by an employee or officer of Avanex is assumed by (or substituted for by) the successor company.

For this purpose, an involuntary termination means (1) without your express written consent, the significant reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of Avanex being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Avanex remains as such following a change of control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an involuntary termination; (2) without your express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (3) without your express written consent, a material reduction by Avanex in your base compensation as in effect immediately prior to such reduction, or your ineligibility to continue to participate in any long-term incentive plan of Avanex; (4) a material reduction by Avanex in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (5) your relocation to a facility or a location more than 50 miles from your then present location, without your express written consent; (6) any purported termination of your employment by Avanex which is not effected for death or disability or for cause, or any purported termination for which the grounds relied upon are not valid; or (7) the failure of Avanex to obtain the assumption of the obligations under this letter by any of its successors.

For this purpose, cause means (1) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your substantial personal enrichment, (2) your conviction of a felony that is injurious to Avanex, or (3) a willful act by you that constitutes gross misconduct and which is injurious to Avanex.

Existing Oplink Agreements: You agree to waive and forego all change of control and termination of employment payments and benefits to which you otherwise are entitled under your Oplink employment offer letter dated April 10, 2000 and your Oplink Executive Change of Control Agreement dated April 5, 2001.

Offer of Employment
05/23/02
Page 4

At-Will Employment: You should be aware that your employment with Avanex is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Avanex is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from Avanex give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with Avanex.

Conflict of Interest: You agree that, during the term of your employment with Avanex Corporation, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Avanex Corporation, is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Avanex Corporation.

Employment, Confidential Information, and Invention Assignment Agreement: As a condition of your employment with Avanex, you must sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Avanex and non-disclosure of proprietary information.

Arbitration Agreement: In the event of any dispute or controversy arising out of, relating to, or in connection with your employment, it is the Company's policy that all such disputes shall be settled by arbitration held in Alameda County, California. As a condition of your employment with Avanex, you must sign an Arbitration Agreement prior to beginning employment with the Company.

General: This offer is made contingent upon your ability to provide proof of identification and authorization to work in the United States, in accordance with the Immigration and Control Act of 1986.

This letter, along with the other aforementioned employment-related agreement, set forth the terms of your employment with Avanex Corporation and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by an authorized representative of Avanex Corporation and by you.

To indicate your acceptance, please sign and date this letter in the space provided below and return it to Margaret Quinn in Human Resources. A duplicate original is enclosed for your records.

Offer of Employment
05/23/02
Page 5

Bruce, it is a pleasure extending this offer to you. We sincerely feel that Avanex can provide you with the opportunity to achieve rewarding results for both you and the company, and we look forward to your contributions.

Sincerely,



Paul Engle
President and Chief Executive Officer
Avanex

            /s/ Bruce Horn
Accepted:   ______________________________________________  Date:  _____________